Exhibit 99.1

To: Executive Officers and Directors

From: Ann McCauley

Date: November 18, 2015

Re: Notice of Blackout Period

In connection with changing recordkeepers and investment options of TJX’s General Saving/Profit Sharing Plan (the “401(k) plan”), there will be a blackout period for 401(k) plan participants currently scheduled to begin on December 24, 2015 at 1:00 p.m. Eastern Time and expected to end during the week of January 11, 2016 (that is, the calendar week beginning January 10, 2016). During this time, 401(k) plan participants will be unable to enroll in the 401(k) plan, to move money between funds in the 401(k) plan or to change which funds they invest in, to change the amount of each paycheck they defer for investment in the 401(k) plan, to change their address or beneficiary information, to request a loan from their 401(k) plan accounts, to make unscheduled loan payments to their 401(k) plan accounts, to request withdrawals or distributions from their 401(k) plan accounts, or to check their account balances or access their account information online. The same blackout restrictions will apply to participants in our Puerto Rico savings plan, the TJX General Savings/Profit Sharing Plan (P.R.).

Under federal law, during this blackout period, you are prohibited from directly or indirectly purchasing, selling, or otherwise acquiring, disposing or transferring shares of TJX common stock or derivative securities that you acquired in connection with your service or employment as a director or executive officer. These restrictions include indirect transactions by family members, partnerships, corporations, trusts or others where you have a pecuniary interest.

There are limited exceptions to these restrictions. Note that TJX’s Insider Trading Policy will continue to apply during the blackout period.

We will advise you of any updates on the blackout period once available or you can contact the TJX Treasury Department at 508-390-1000 or 770 Cochituate Road, Framingham, MA 01701, without charge, for additional information including the specific end date.